UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number 333-131630-64
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                                  CWALT, Inc.
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                   (Exact name of registrant as specified in its charter)

                                     4500 Park Granada
                  Calabasas, California 91302 (818) 225-3000
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               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Alternative Loan Trust Resecuritization 2006-37R,
              Resecuritization Pass-Through Certificates, Series
                                   2006-37R
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           (Title of each class of securities covered by this Form)

                                     None
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               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]        Rule 12h-3(b)(1)(ii) [ ]

            Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]

            Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]

            Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [X]

            Rule 12h-3(b)(1)(i)  [ ]

      Approximate number of holders of record as of the certification or notice date: 3
      -

      Pursuant to the requirements of the Securities Exchange Act of 1934, CWALT, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:  January 23, 2007                         BY:  /s/ Darren Bigby
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                                                     Darren Bigby
                                                     Vice President



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